Exhibit 99.1

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Oxbridge Re Holdings Limited Reports Fiscal 2022 Results

GRAND CAYMAN, Cayman Islands (March 30, 2023) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), a provider of reinsurance solutions primarily to property and casualty insurers, reported its results for the three months and year ended December 31, 2022.

“By limiting our exposure to underwriting losses through reinsurance contracts in 2022, we significantly reduced the potential loss resulting from Hurricanes Ian and Nicole during the year,” commented Oxbridge Re Holdings President and Chief Executive Officer Jay Madhu.

“Earlier in 2023 we announced the creation of our new subsidiary SurancePlus Inc., offering an alternative investment opportunity leveraging key qualities of blockchain technology to create a well-designed digital security,” Mr. Madhu continued. “In other words, we are digitizing reinsurance securities leveraging blockchain technology via tokenized reinsurance securities. In addition we recently launched our capital raise for SurancePlus where investors in a loss-free period are expected to generate a return of approximately 196% in a three-year period.”

“Also subsequent to the year end ,Oxbridge Acquisition Corp. (NASDAQ: OXAC), a Special Purpose Acquisition Company (“SPAC”) in which we have an indirect investment, filed its business combination agreement to merge with Jet Token Inc. (“Jet”), a private aviation and artificial intelligence company offering fractional aircraft ownership, jet card, aircraft brokerage and charter services. The SPAC also recently filed its registration statement on Form S-4 with the Securities and Exchange Commission.” Mr. Madhu concluded.

Financial Performance

For the three months ended December 31, 2022 the Company generated net income of $678,000 or $0.12 per basic and diluted earnings per share compared net income of $1.6 million or $0.27 per basic and diluted earnings per share in the fourth quarter of 2021. For the year ended December 31, 2022 the Company incurred a net loss of $1.8 million or ($0.31) per basic and diluted loss per share compared to net income of $8.6 million or $1.49 per basic and diluted earnings per share in the prior year. The decline in fiscal 2022 is primarily due to a decrease in unrealized gains on the Company’s investment in the SPAC and increased loss and loss adjustment expenses related to the impact of Hurricane Ian during the year.

Net premiums earned for the three months ended December 31, 2022 were nil compared to $210,000 in the same prior year period. For the year ended December 31, 2022 net premiums earned increased to $995,000 from $965,000 in the prior year. The increase in 2022 was due to the acceleration of premium recognition on two of the Company’s reinsurance contracts due to a limit loss suffered during year as well as higher rates on reinsurance contracts compared to the prior year.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, were $363,000 and $2.6 million for the three months and year ended December 31, 2022, respectively, compared to $482,000 and $1.6 million, respectively, for the same periods in the prior year. The overall increase in 2022 was due to a limit loss incurred on two of the Company’s reinsurance contracts due to the impact of Hurricane Ian, as well as higher general and administrative expenses due to inflationary expense fluctuations and the hiring of an additional member of staff in 2022.

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At December 31, 2022, cash and cash equivalents, and restricted cash and cash equivalents were $3.9 million compared to $5.4 million at December 31, 2021.

Financial Ratios

Loss Ratio. The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio increased to 107.8% for the year ended December 31, 2022 compared to 16.4% in the prior year due to the limit losses suffered on two of the Company’s reinsurance contracts as a result of Hurricanes Ian, partially offset by a higher denominator in net premiums earned, compared with the prior year.

Acquisition Cost Ratio. The acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs with net premiums earned, remained consistent at 11.0% for the year ended December 31, 2022 compared to the prior year.

Expense Ratio. The expense ratio, which measures operating performance, compares policy acquisition costs and general and administrative expenses with net premiums earned. The expense ratio increased to 153.1% for the year ended December 31, 2022 from 146.2% for the prior year due to higher general and administrative expenses in 2022 compared to the prior year.

Combined ratio. The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. The combined ratio increased to 260.9% for the year ended December 31, 2022 from 162.6% for the prior year. The increase is due to the increase in the loss ratio in 2022 as a result of a limit loss suffered under two of the Company’s reinsurance contracts and increased general administrative expenses compared to the prior year.

Subsequent Events

On February 28, 2023, the Company announced that Oxbridge Acquisition Corp. (“Oxbridge Acquisition”) filed a Current Report on Form 8-K with the Securities and Exchange Commission in connection with Oxbridge Acquisition’s business combination with Jet Token Inc. (“Jet”), a Delaware based company. Upon the closing of the transaction, the combined company will be named Jet.AI Inc. Jet offers fractional aircraft ownership, jet card, aircraft brokerage and charter service through its fleet of private aircraft and those of Jet’s Argus Platinum operating partner. Jet’s charter app enables travelers to look, book and fly. The funding and capital markets access from this transaction is expected to enable Jet to continue its growth strategy of AI software development and fleet expansion. The business combination is expected to be completed late in the second quarter of 2023.

The Company’s wholly-owned licensed reinsurance subsidiary, Oxbridge Reinsurance Limited (“Oxbridge Reinsurance”), is the lead investor in Oxbridge Acquisition’s sponsor and holds the equivalent of 1,426,180 Class B shares, which at closing of the business combination will have a value of $14,261,800. This does not include the value of the 3,094,999 private placement warrants that the Company beneficially holds in Oxbridge Acquisition.

On March 27th, 2023, Oxbridge Re Holdings Limited (the “Company”) and its indirect wholly-owned subsidiary SurancePlus Inc. (“SurancePlus”), a British Virgin Islands Business Company, announced the commencement of an offering by SurancePlus of up to $5.0 million (USD) of DeltaCat Re Tokens (the “Tokens”), which represent Series DeltaCat Preferred Shares of SurancePlus (“Preferred Shares”, and together with the Tokens, the “Securities”). Each Token, which will have a purchase price of $10.00 per Token, will represent one Preferred Share of SurancePlus.

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The proceeds from the offer and sale of the Securities will be used by SurancePlus to purchase one or more participating notes of Oxbridge Re NS, a Cayman Islands licensed reinsurance subsidiary of the Company, and the proceeds from the sale of participating notes will be invested in collateralized reinsurance contracts to be underwritten by Oxbridge Re NS. The holders of the Securities will generally be entitled to proceeds from the payment of participating notes in the amount of a preferred return of $12.00 plus 80% of any proceeds in excess of the amount necessary to pay the preferred return. Assuming no casualty losses to properties reinsured by Oxbridge Re’s reinsurance subsidiaries, DeltaCat Re token investors are expected to receive a return on the original purchase price of the tokens of up to 196% after three years.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: March 30 , 2023

Time: 4.30 p.m. Eastern time

Toll-free number: - 877-524-8416

International number: +1 412-902-1028

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at +1-201-493-6311

media@incommconferencing.com

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge’s website at www.oxbridgere.com until April 13, 2023.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13737512

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re’s licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts and it makes investments that can contribute to the growth of capital and surplus in its licensed reinsurance subsidiaries over time. The company’s ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols “OXBR” and “OXBRW,” respectively.

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Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. The forward-looking statements are subject to and involve risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following: our significant indirect investment in Oxbridge Acquisition Corp., a blank check company commonly referred to as a special purpose acquisition company, whereby we will suffer the loss of all of our investment if the proposed business combination with Jet Token Inc. fails, or if Oxbridge Acquisition Corp. does not complete an acquisition by August 16, 2023; our use of fair value accounting of our indirect investment in Oxbridge Acquisition Corp. which would result in income statement volatility if a business combination is not completed; and the other important factors discussed under the caption “Risk Factors” in SurancePlus’ offering documents, and our Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2023, as may be updated from time to time in subsequent filings. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At December 31, 2022	At December 31, 2021

Assets
Investments:
Equity securities, at fair value (cost: $1,926 and $1,522)	$642	577
Cash and cash equivalents	1,207	3,527
Restricted cash and cash equivalents	2,721	1,891
Premiums receivable	282	284
Other Investments	11,423	11,173
Due from related parties	45	5
Deferred policy acquisition costs	-	38
Operating lease right-of-use assets	44	135
Prepayment and other assets	114	50
Prepaid offering costs	133	-
Property and equipment, net	5	9
Total assets	$16,616	17,689

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	1,073	-
Notes payable to noteholders	216	216
Unearned premiums reserve	-	350
Operating lease liabilities	44	135
Accounts payable and other liabilities	294	337
Total liabilities	1,627	1,038

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,769,587 and 5,749,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,482	32,355
Accumulated Deficit	(17,499)	(15,710)
Total shareholders’ equity	14,989	16,651
Total liabilities and shareholders’ equity	$16,616	17,689

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Consolidated Statements of Income

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Revenue
Assumed premiums	$-	-	705	904
Premiums ceded	-	-	(60)	-
Change in unearned premiums reserve	-	210	350	61

Net premiums earned	-	210	995	965
Net investment and other income	73	34	201	99
Net realized investment gains	-	-	27	755
Unrealized gain (loss) on other investment	951	2,027	(35)	9,173
Change in fair value of equity securities	17	(202)	(338)	(767)

Total revenue	1,041	2,069	850	10,225

Expenses
Losses and loss adjustment expenses	-	-	1,073	158
Policy acquisition costs and underwriting expenses	-	23	110	106
General and administrative expenses	363	459	1,413	1,305

Total expenses	363	482	2,596	1,569

Income (loss) before income attributable to noteholders	678	1,587	(1,746)	8,656

Income attributable to noteholders	-	(26)	(43)	(91)

Net income (loss)	$678	1,561	(1,789)	8,565

Earnings (loss) per share
Basic and Diluted	$0.12	0.27	(0.31)	1.49

Weighted-average shares outstanding
Basic and Diluted	5,775,006	5,733,587	5,772,396	5,735,779

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%	107.8%	16.4%
Acquisition cost ratio	0.0%	11.0%	11.1%	11.0%
Expense ratio	0.0%	229.5%	153.1%	146.2%
Combined ratio	0.0%	229.5%	260.9%	162.6%

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